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                                                                     EXHIBIT 5.1


                                April 4, 1997


Access Health, Inc.
11020 White Rock Road
Rancho Cordova, California  95670

         Re:   Registration Statement on Form S-8
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Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 4, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 263,000 shares of your Common Stock (the "Shares") which are to be issued pursuant to Non-Qualified Stock Option Agreements (the "Agreements"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Agreements.

         It is our opinion that, when issued and sold in the manner referred to in the Agreements, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                               Very truly yours,

                               WILSON SONSINI GOODRICH & ROSATI
                               Professional Corporation



                               /s/ WILSON SONSINI GOODRICH & ROSATI